Exhibit 10.2
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into effective as of the 23rd day of March, 2009 (the “Effective Date”) by and between T-3 Energy Services, Inc., a Delaware corporation (“Employer”) and Steven W. Krablin (“Employee”).
1. Term.
     The term of Employee’s employment under this Agreement shall commence as of the Effective Date first set forth above and shall expire on the day prior to the second (2nd) anniversary of the Effective Date (collectively, the “Term of Employment”). Notwithstanding the foregoing definition of “Term of Employment”, Employee’s employment may be sooner terminated as hereinafter provided, and if so terminated, the Term of Employment shall expire as of the effective date of such termination and all references herein to the “Term of Employment” shall mean the original term as so shortened, except as otherwise expressly provided herein.
     In the event that Employee continues to provide services to Employer after the conclusion of the Term of Employment (including any extensions thereto pursuant to Section 3 below), or to any company owned or controlled by Employer, any and all of Employer’s subsidiaries or ventures, or any affiliated entity of Employer (individually the “Company” and collectively the “Companies”) after the conclusion of the Term of Employment, this Agreement shall terminate, subject to the obligations of confidentiality set forth in Section 3 below and the survival provisions set forth in Section 10 below, and Employee shall be an “employee at will” from that time forth subject to the terms and conditions of employment specified by Employer for all of its employees at will.
2. Duties and Reporting Relationship.
     (a) Employee agrees to serve Employer as Chairman, President and Chief Executive Officer of Employer and in such other executive capacities as may be requested from time to time by the Board of Directors of Employer (the “Board”), or a duly authorized committee thereof, and Employee’s authority shall at all times remain subject to the authority of the Board.
     (b) Employee shall have all of the powers, authority, duties and responsibilities usually incident to the position and role of Chairman, President and Chief Executive Officer and shall perform such other reasonable duties, consistent with such position.
     (c) During the Term of Employment, Employee shall devote himself to a full time schedule of work on behalf of Employer and shall use his best efforts to advance the business and welfare of Employer, and Employee will not engage in any other employment. The foregoing shall not be construed as prohibiting Employee from: (i) making personal investments in such form or manner as will not require Employee’s services in the operation or affairs of the companies or enterprises in which such investments are made; or (ii) serving on the board of directors of other companies or entities, as long as such is with the prior written consent of the Board. At all times while Employee is employed by Employer, Employee shall abide by any written Company policies which are presented to Employee.

3. Confidential Information and Covenants Not to Compete.
     3.1 Confidential Information.
     (i) In order to assist Employee with his duties, Employer shall provide Employee with access to confidential and proprietary operational information and other confidential information which is either information not known by actual or potential competitors, customers and third parties of Employer or is proprietary information of the Employer (“Confidential Information”). Such Confidential Information shall include all non-public information Employee acquires as a result of his positions with Employer which would be of value to a competitor of Employer, or which might cause economic loss or substantial embarrassment to the Employer, its affiliates or its customers if used or disclosed. In consideration of the benefits received by Employee under this Agreement which he otherwise would not have had but for his entry into this Agreement, Employee hereby agrees that at all times while Employee is employed by Employer, whether during the Term of Employment or thereafter if Employee becomes an employee at will, and thereafter, he will not, without the written consent of Employer, disclose to any person, enterprise, entity or association or otherwise use or exploit for himself or others any Confidential Information.
     (ii) The term “Confidential Information” shall include, without limitation, all proprietary or confidential information or knowledge of or regarding Employer or the Companies,, whether of a technical, operational, economic, or other nature, and including any trade secrets (including customer lists, identities, and contacts and Company pricing information, know-how, formulas, patterns, inventions, engineering records or data, interpretive or analytical information or data, drilling logs, operating agreements and related records, records of research, proposals, manuals, compilations, programs, devices, methods, processes, techniques, budgets or other financial information, and any other records or information that derive independent economic value, from not being generally known to and not being readily ascertained by proper means by persons other than the holders, licensees, or other authorized holders thereof who can obtain economic value from its disclosure or use).
     (iii) Notwithstanding the foregoing, Employee may utilize Confidential Information to the extent required by his performance of assigned duties for Employer or which:
     (A) was known to Employee or the public prior to disclosure to Employee in the course of his employment by Employer,
     (B) becomes generally known to the public through no fault of Employee or others owing duties of trust or confidentiality to Employee,
     (C) is lawfully obtained by Employee from another source not under obligation to Employer or any of the Companies regarding disclosure of such Confidential Information, or

     (D) is developed after the Term of Employment and independently by Employee or his agents without access to or reliance on any Confidential Information.
     3.2 Return of Confidential Information.
     Upon termination of employment with Employer, whether during the Term of Employment or thereafter if employee becomes an employee at will, Employee will deliver to Employer all tangible displays and repositories of Confidential Information including, without limitation, trade secrets and other materials or records or writings of any other type (including any copies thereof) made, used or obtained by Employee in connection with his employment by Employer or its predecessor in interest prior to or subsequent to the execution of this Agreement. Employee agrees that all inventions, improvements in any of the Companies’ methods of conducting their businesses or innovations (in each case, including, by way of expansion and not limitation, policies, procedures, products, improvements, software, ideas and discoveries, whether or not patentable or copyrightable) conceived or made by him during any time of his employment by Employer belong to the Employer or any other of the Companies and to the extent Employee participated in the creation of any of the foregoing he did so on a work for hire basis. Upon termination of his Employment with Employer, Employee shall promptly disclose such inventions, improvements or innovations to the Board and perform all actions reasonably requested by the Board to establish and confirm such ownership by Employer or any other of the Companies and to protect the intellectual property of Employer and the Companies contained therein or represented thereby.
     3.3 Covenant Not to Compete.
     Employee hereby agrees that:
     (i) During the Term of Employment and until the first (1st) anniversary of the date of termination of Employee’s employment whether by Employee’s resignation or by Employer’s termination of the relationship (the “Non-Compete Period”), Employee shall not within the states of Texas and Wyoming, the parishes of Louisiana listed on Exhibit B, and Canada and Mexico (a) perform any duties similar in nature to the duties performed by Employee for any of the Companies for any competitor of any of the Companies, whether as an employee, officer, principal, member, advisor, agent, partner, director, stockholder, owner, or consultant, and (b) compete against any acquisition or development of any line of business, property, or project on which the Companies are then involved or which has been worked on or evaluated by Employee as part of his services for Employer during the preceding twelve (12) months and which are still being worked with or evaluated by Employer or any of the Companies. For purposes of this Agreement, “competitor” means any entity engaged in the business of manufacture, remanufacture, sale and distribution of same or similar oilfield products and services to customers in the drilling and completion of new oil and gas wells, the work-over of existing wells.
     (ii) With respect to the preceding paragraph, Employee shall not be deemed to be an owner of a competitor of Employer or any of the Companies where Employee’s ownership interest is less than one percent (1%) of the outstanding stock or membership units of a company.
     (iii) During the Term of Employment and during the Non-Compete Period, and as a condition to Employee receiving any payments from Employer pursuant to this Agreement to which Employee otherwise would not have been entitled after Employee is no longer employed by Employer, Employee shall not:
     (A) solicit any person for employment by Employee or Employee’s employer if such person is (i) employed by Employer or any of the Companies at that time, or (ii) who has left the employment of any of the Companies for sixty (60) days or less, for any employment position or investment opportunity where such position or opportunity would either interfere with or compete against the activities or businesses of Employer or any of the Companies.
     (B) otherwise induce any person to discontinue his or her employment with Employer or any of the Companies.
     (C) request any present or future customer or supplier of Employer or any of the Companies to curtail or cancel its business with Employer or any of the Companies, or
     (D) unless otherwise required by law, disclose to any person, firm or corporation any details of organization or business affairs of Employer or any of the Companies, any names of past or present customers of Employer or any of the Companies or any other non-public information concerning Employer or any of the Companies.
     (iv) Employee understands that the provisions of Sections 3.1, 3.2 and 3.3 may limit his ability to earn a livelihood in a business similar to the business of Employer and the Companies, but as an executive officer of Employer and certain of the Companies, he nevertheless agrees and hereby acknowledges that:
     (A) the terms and provisions of this Agreement are reasonable and constitute an otherwise enforceable agreement;
     (B) the consideration provided by the Company under this Agreement is not illusory;
     (C) the consideration given by the Company under this Agreement, including, without limitation, any amounts or benefits contemplated to be provided to Employee hereunder following Employee’s termination of employment other than for cause or by Employee’s resignation, gives rise to the Company’s interest in restraining and prohibiting Employee from engaging in the competitive activities within the relevant geographic area as provided under this Section 3.3, and Employee’s covenant not to engage in the prohibited activities within the relevant geographic area pursuant to this Section 3.3 is designed to enforce Employee’s consideration (or return promises), including, without limitation, Employee’s promise to not disclose Confidential Information under this Agreement; and
     (D) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Employer and the Companies.
     (v) In consideration of the foregoing, and in light of Employee’s education, skills, and abilities, Employee agrees that he will not assert that, and it should not be considered that, any provisions of Sections 3.1, 3.2, or 3.3 hereof are otherwise void, voidable, or unenforceable or should be voided or held unenforceable.
     (vi) Employee agrees that the period during which the covenants contained in this Section 3.3 shall be effective shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 3.3.
     (vii) The unenforceability of any specific covenant shall not affect the provisions of any other covenant. If it is judicially determined that any provision of this Section 3.3 or any part thereof is unenforceable under applicable law(s) (statute, common law, or otherwise), then the unenforceable portion shall be deemed to be modified to the extent necessary to render it enforceable, while leaving the remaining portions intact. Employee and the Employer further agree that in the event the said non-competition covenants should be held by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the parties shall thereupon consider such non-competition covenants to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court or other constituted legal authority, and, as to all other jurisdictions or political subdivisions thereof, the said non-competition covenant shall remain in full force and effect as originally written.
     By agreeing to this contractual modification prospectively at this time, the parties intend to make Section 3.3 enforceable under the law(s) of all applicable states so that the entire agreement not to compete or to solicit and any other provisions of this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Thus, if for any reason, the Agreement should be found to be unenforceable in one jurisdiction, the separate and severable covenants of Section 3.3 covering the other jurisdictions will remain in full force and effect.
     (viii) For the purposes of this Section 3, the business of the Employer is described as follows: Employer engages in the manufacture, remanufacture, sale and distribution of oilfield products and services to the oil and gas industry. Employer provides products and services through facilities located throughout North America and internationally (the “Business”).
     3.4 Executive Nature of Employment.
     Employee acknowledges and agrees that his duties with Employer are of an executive nature and that he is a member of Employer’s management group.

     Employee agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in this Section 3 will be inadequate and that in the event of any such breach, Employer may, in addition to the other remedies which may be available to it at law, obtain injunctive relief prohibiting Employee (together with all those persons associated with him) from the breach of such covenants and agreements.
     3.5 Consideration.
     Each of the covenants of this Section 3 are given by Employee as part of the consideration for this Agreement and as an inducement to Employer to enter into this Agreement and accept the obligations hereunder.
     3.6 Application to Subsidiaries
     For purposes of this Section 3 and of Section 2 hereof, the term “Employer” shall include Employer and the Companies, whether currently existing or hereafter formed.
     3.7 Assignment of Intellectual Property Rights.
     Employee agrees that all ideas, concepts, processes, discoveries, devices, machines, tools, materials, designs, improvements, inventions, computer software and other things of value (hereinafter collectively referred to as “intangible rights”), whether patentable or not, which are conceived, made, invented or suggested either by him alone or in collaboration with others while employed by Employer and relating to the “Business” (as defined above) and whether or not during regular working hours, shall be the sole and exclusive property of Employer. Employee hereby assigns all of his right, title and interest in and to all such intangible rights and to any trade secrets developed by Employee during the Term of Employment to Employer and its successors or assigns. Employee further agrees to execute, from time to time upon the request of Employer, such documentation as may be required by Employer to confirm Employee’s intent to so assign and transfer such intangible rights.
     In the event that any of said intangible rights shall be deemed by Employer to be patentable or otherwise registerable under any Federal, state or foreign law, Employee further agrees that at the expense of Employer, he will execute all documents and do all things necessary, advisable or proper to obtain patents therefor or registration thereof, and to vest in Employer full title thereto.
4. Base Salary and Benefits.
     4.1 Base Salary.
     During the Term of Employment, Employer shall pay Employee a salary at the rate of Five Hundred Thousand Dollars ($500,000) per annum payable in equal installments at least as frequently as semi-monthly and subject to payroll deductions as may be necessary or customary in respect of Employer’s salaried employees in general. Such salary shall be subject to adjustment under the Employer’s periodic compensation review procedure which shall take into account such factors as job responsibilities, performance and cost of living considerations. In no event shall such salary be adjusted to less than the initial amount set forth above.

     4.2 Vacations.
     During the Term of Employment, Employee shall be entitled to vacation of the greater of four (4) weeks or the amount of time provided under the vacation policy applicable to employees of Employer generally, as amended from time to time.
     4.3 Annual Bonus.
     From the Effective Date through the Term of Employment, Employee will be eligible for an Annual Bonus to be awarded, if at all, based on the achievement of performance goals (the “Target Annual Goals”) established annually by the Board or a committee thereof, in consultation with Employee. The Target Annual Goals and the formula for computing the Annual Bonus shall be determined by taking into account Employee’s position, responsibilities, and accomplishments with Employer and Employer’s past performance and projected future performance. The target value of the Annual Bonus shall be 100% of Employee’s base salary, with a maximum Annual Bonus of 200% of Employee’s base salary. For purposes of clarification, Employee may be awarded an Annual Bonus of less than 100% of his base salary. The Annual Bonus, if earned, for a fiscal year shall be paid to Employee not later than the 15th day of the third month following the end of such fiscal year.
     4.4 401(k) Savings and Retirement Plan.
     Employee will be entitled to participate in Employer’s 401(k) Savings and Retirement Plan, applicable to employees of Employer generally.
     4.5 Incentive Compensation
     (a) Initial Phantom Option Grant. Employer shall grant Employee, after the execution and delivery of this Agreement, phantom stock options representing the value of the right to acquire 100,000 shares of Employer’s stock at a strike price equal to the fair market of Employer’s common stock on the date of grant. The phantom stock options granted pursuant to this Agreement shall vest one-half (1/2) on the first anniversary of the Effective Date and 1/2 on the second anniversary of the Effective Date, conditioned on Employee’s continued employment with Employer. Employer retains the right, in its sole discretion, to convert the 100,000 phantom stock options granted pursuant to this Section 4.5(a) to 100,000 stock options granted pursuant to Employer’s 2002 Stock Incentive Plan, or such other arrangement that receives approval of the shareholders of Employer (the “Plan”), with such stock options having the same strike price as the phantom stock options granted pursuant to this Section 4.5(a).
     (b) Initial Phantom Restricted Stock Grant. Employee shall receive an initial phantom restricted stock grant of 10,000 shares upon the execution and delivery of this Agreement, with each share of phantom restricted stock representing the same value as a share of restricted stock granted pursuant to the Plan. Said phantom restricted stock grant shall be subject to the same vesting schedule as defined in Section 4.5(a). Employer retains the right, in its sole discretion, to convert the shares of phantom restricted stock granted pursuant to this Section 4.5(b) to shares of restricted stock granted pursuant to the Plan. On the earlier to occur of (i) the first anniversary of the Effective Date, (ii) a Change of Control, as defined in Section 8, or (iii) a termination of employment that has the effect set forth in Section 9, and provided that the phantom restricted stock shares granted pursuant to this Section 4.5(b) have not been converted to restricted stock pursuant to the Plan prior to such time set forth in clause (i), (ii) or (iii) of this Section 4.5(b), then Employer will pay to Employee an amount in cash equal to 10,000 multiplied by the closing share price of the Employer’s stock on the day set forth in clause (i), (ii) or (iii) of this Section 4.5(b), as applicable.
     (c) Long Term Incentive Awards. Employee shall be eligible for a long-term incentive award based on such incentive performance target(s) as may be established from time to time by the Board or a committee thereof, in its sole discretion. The long-term incentive compensation shall be paid through a combination of stock option grants, restricted stock grants, restricted stock units, performance shares or other equity based awards, cash-based long term plans or other components as the Board or a committee thereof may determine. The long-term incentive awards granted pursuant to this Section 4.5(c) shall be determined by taking into account Employee’s position, responsibilities, and accomplishments with Employer and shall be consistent with amounts paid to other executives of Employer.
     4.6 Medical Insurance and Other Benefits.
     During the Term of Employment, Employer shall furnish Employee with such medical, hospital, and life insurance as is furnished to employees of Employer generally, as amended from time to time. Employee also shall be entitled to participate in all other benefit programs which are maintained by Employer and available to its executive officers generally and under the same terms as available to Employer’s executive officers generally. Employee acknowledges that he shall have no vested rights under or in respect of his participation in any such program except as expressly provided under the terms thereof.
5. Expenses.
     Employer will pay or reimburse Employee for such reasonable travel, entertainment, use of a cellular phone, or other expenses as he may reasonably incur during the Term of Employment in the performance of his duties hereunder, but only to the extent that Employee shall furnish Employer with such evidence that such expenses were incurred as Employer may from time to time reasonably require or request in accordance with its policies.
6. Death or Total Disability of Employee.
     If Employee dies or becomes totally disabled during the Term of Employment, the Term of Employment shall automatically terminate and Employer’s obligation to compensate Employee under this Agreement shall in all respects cease, except that Employer shall pay Employee, within thirty (30) days of such death or disability (or sooner if required by law), an amount equal to the base compensation accrued and unpaid (“Accrued Compensation”) as of the time of such death or disability and Employee shall be entitled to such other benefits provided for under Section 4 which have accrued and have not been forfeited as of the time of such death or disability when and if provided to be paid pursuant to the terms of any applicable Employer plans or programs, including without limitation an amount equal to the product of (x) the annual bonus that would have been paid to Employee with respect to the year of termination had the termination of employment not occurred and (y) a fraction, the numerator of which is the number of days in the fiscal year through the date of Employee’s termination and the denominator of which is 365 (“Accrued Benefits”). For purposes of this Section, Employee shall reasonably be deemed “totally disabled” as of the time the Board shall find, on the basis of medical evidence satisfactory to the Board, that, as a result of a mental or physical condition, Employee is unable to perform his normal duties of employment hereunder or is prevented from engaging in the same level of performance as he engaged in prior to the onset of such condition, giving effect to any reasonable accommodations which can be made by Employer, and that such disability is likely to continue for a substantial period of time. Notwithstanding the foregoing, it is agreed that Employer’s obligation to make the payments contemplated by this Section is subject to Employee’s compliance with the provisions of Section 3 of this Agreement.
7. Termination for Good Cause.
     Employee’s employment may be terminated by Employer for “Good Cause”, as described below. Upon such termination, Employer’s obligation to compensate Employee shall in all respects cease, except that Employer shall pay Employee, within thirty (30) days of such termination (or sooner if required by law), any Accrued Compensation as of the time of such termination and Employee shall be entitled to any Accrued Benefits as of the time of such termination when and if provided to be paid by the applicable program or plan. The term “Good Cause” includes, but is not limited to any one or more of the following occurrences:
     (a) Employee’s breach of any of the covenants contained in Section 3 of this Agreement;
     (b) Employee’s conviction of a felony punishable by imprisonment;
     (c) Employee’s commission of an act of fraud with respect to the business and affairs of Employer or the Companies;
     (d) Employee’s willful failure or refusal to perform his duties as required by this Agreement, provided that the termination of Employee’s employment pursuant to this subparagraph (d) shall not constitute valid termination for Good Cause unless Employee shall first have received written notice from the Board stating with specificity the nature of such failure or refusal in the performance of duties and affording Employee at least fifteen (15) days to correct the act or omission complained of;
     (e) Gross negligence, theft of Employer’s or the Companies’ property, material violation by Employee of any duty of loyalty to Employer, or any other willful material misconduct on the part of Employee which results in or could cause a material financial loss by Employer; or
     (f) Material violation of any written employee policy promulgated by Employer or its affiliate and applicable to Employee, as in effect at that time, including, without limitation, the receipt of any kick-back or side payment from any customer, supplier or vendor; provided, however, any such material violation must be listed in the employee policy as a termination for Good Cause violation.

     Notwithstanding the foregoing, and except as provided below, termination of Employee’s employment by resignation shall be deemed a termination for Good Cause and shall be effective as of the effective date of such resignation, but acceptance of such resignation by Employer shall not be deemed a waiver of any right of Employer or the Companies under this Agreement. If, without Employee’s written consent, (i) and through action of the Employer, Employee (A) ceases to hold the title of President or Chief Executive Officer (for purposes of clarification, Employee may cease to hold the title of Chairman without triggering this clause (A)), (B) ceases to report directly to the Board, or (C) experiences a circumstance in which any significant business function of Employer for which Employee has primary responsibility becomes the responsibility of any individual who does not report directly or indirectly to Employee, or (ii) a material change in the geographic location at which Employee must perform his services of greater than 50 miles from the metropolitan area of Employee’s principal place of employment as of the Effective Date, then, if Employee, within 90 days of the occurrence of such event, notifies Employer of such occurrence and within 30 days following receipt of such notice Employer has failed to remedy the condition, Employee may resign and his resignation shall be deemed a termination other than for Good Cause and have the effect set forth in Section 9 below, provided such resignation is within 30 days following such failure to remedy by Employer (herein a “Constructive Termination”). For purposes of clarification, if Employer delegates to any individual responsibility for any significant business function, which prior to such delegation, was the direct responsibility of Employee, such delegation shall not be a Constructive Termination so long as such delegate continues to report directly or indirectly to Employee. In addition, and notwithstanding anything in this Section to the contrary, neither of the following shall be deemed a Constructive Termination: (i) any reporting directly to the Board or a committee thereof by Employer’s chief financial officer, chief legal officer or other employees, that is either customary or required by applicable law, or (ii) any activities by, or delegation of responsibility to, the Chairman of the Board. Further, it is understood that Employer’s obligation to make any payments contemplated by this Agreement (other than any payments required by law upon termination of employment which must be made absent the existence of this Agreement) is subject to Employee’s compliance with the provisions of Section 3 of this Agreement.
8. Change of Control.
     (a) A “Change of Control” shall mean the closing of a transaction or series of transactions in which either:
     (i) more than fifty percent (50%) of the voting power of Employer or,
     (ii) all or substantially all of the assets of Employer are transferred to a party that was not a significant stockholder, member, or partner in the Employer or any of its Companies prior to such transaction or series of transactions.
     (b) Upon the occurrence of a Change of Control (as defined herein), all stock options to purchase shares of Employer’s common stock and all restricted stock grants shall fully vest notwithstanding any vesting schedule based on the expiration of time or performance criteria contained in such stock option or restricted stock grant.

     (c) If Employee is terminated without Good Cause within 12 months after the occurrence of a Change of Control (as defined herein), Employer shall promptly pay to Employee an amount equal to two (2) times the sum of Employee’s (i) then current annual base pay and (ii) bonus. For purposes of this Section 8(c), the bonus payment shall be equal to the larger of (i) the average annual bonus pay for the two fiscal years of employment prior to the occurrence of the Change of Control, or (ii) the Employee’s target bonus amount for the fiscal year prior to the year of the occurrence of the Change of Control. Payment hereunder shall be made within thirty (30) days of Employee’s termination of employment.
     For purposes of clarification, if Employee is entitled to a payment pursuant to this Section 8(c), Employee shall not be eligible for a payment pursuant to Section 9(c) below.
9. Other Termination.
     Employer may terminate Employee’s employment hereunder at any time for any reason other than those referred to above as Good Cause or for no reason at all, and Employer’s obligation to compensate Employee under this Agreement shall in all respects cease upon such termination, except, that (a) Employer shall pay Employee, within thirty (30) days of such termination, (i) any Accrued Compensation as of the time of such termination and (ii) the amount equal to the unvested portion of employer contributions credited to Employee’s account under Employer’s 401(k) plan determined as of Employee’s actual date of termination that will be forfeited as a result of such termination, (b) Employee shall be entitled to any Accrued Benefits as of the time of such termination when and if provided to be paid by the applicable program or plan; (c) Employer shall pay Employee an amount equal to the sum of Employee’s (i) then current annual base pay and (ii) bonus as described in Section 8(c); provided however, in the event Employer makes or has made a payment pursuant to Section 8 hereof, Employee shall not be entitled to the severance payment described in this subsection (c); and (d) all stock options to purchase shares of Employer’s common stock and all restricted stock grants shall fully vest notwithstanding any vesting schedule based on the expiration of time contained in such stock option or restricted stock grant except that any shares of restricted stock, the vesting of which are subject to the achievement of performance criteria, shall vest only to the extent such award becomes “earned” based on the achievement of the applicable performance criteria, with vesting on the date the achievement of the criteria is determined by the Board, but not later than March 15th following the end of the year of Employee’s termination of employment. Except as may be required by state or federal law, Employee shall not be entitled to any other compensation or benefits whatsoever if Employee’s employment is terminated pursuant to this paragraph.
10. Release and Satisfaction.
     (a) Unless precluded by state or Federal law, with respect to Employee, his heirs, executors, legal representatives, successors and assigns, each payment by Employer of the amounts and benefits provided under Sections 6, 7, 8 or 9 hereof shall release, relinquish and forever discharge Employer and any director, officer, employee, shareholder, agent or affiliate of Employer of and from any and all claims, damages, losses, costs, expenses, liabilities, or obligations, whether known or unknown which relate to facts or events occurring prior to each payment under Sections 6, 7, 8 or 9, (other than any such claims, damages, losses, costs, expenses, liabilities, or obligations arising prior to the termination of Employee’s employment and (i) covered by any written indemnification arrangement of Employer with respect to Employee, (ii) arising under any written employee benefit plan or arrangement, whether or not tax-qualified, covering Employee, or (iii) constituting a statutory right that is not waivable by a party to this Agreement), which Employee has incurred or suffered or may incur or suffer as a result of Employee’s employment by Employer or the termination of such employment. Notwithstanding anything to the contrary contained herein, unless such release becomes irrevocable prior to the 60th day following Employee’s termination of employment, Employee shall not be entitled to any severance payment under Sections 8(c), 9(a)(ii) or (c), such payments will be made within 30 days following the date such release becomes irrevocable, provided that such payments will not be made later than March 15th of the year following the year of Employee’s termination of employment.
     (b) Any termination of Employee’s employment and any expiration of the Term of Employment under this Agreement shall not affect the continuing operation and effect of Section 3 or this Section 10, both of which shall survive and continue in full force and effect with respect to each of the parties and their respective heirs, executors, personal representatives, successors or permitted assigns. Nothing in Section 10 shall be deemed to operate or shall operate as a release, settlement or discharge of any liability of Employee to Employer or others from any act or omission by Employee enumerated in Section 7 hereof as a possible basis for termination of Employee’s employment for Good Cause.
     (c) A form Waiver and Release Agreement is attached hereto as Exhibit “A”.
11. Miscellaneous.
     11.1 Severability.
     If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement, but rather this Agreement shall be reformed and construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provision or provisions, but only to the extent that they are contravening or are invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be reformed and construed and enforced accordingly.
     11.2 Modification and Waiver of Breach.
     No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.
     11.3 Assignment.
     The rights and obligations of Employer under this Agreement may, without the consent of Employee, be assigned by Employer, in its sole discretion, to any subsidiary or venture controlled by Employer.

     11.4 Notices.
     Except as otherwise required by law, any notice, consent, request, instruction, approval and other communication provided for herein (other than routine correspondence in the ordinary course of business) shall be in writing and shall be deemed validly given, made or served:
     (a) on the date on which it is delivered personally with receipt acknowledged,
     (b) five (5) business days after it shall have been sent by registered or certified mail (receipt requested and postage prepaid),
     (c) one (1) business day after it is sent by overnight courier (charges prepaid; confirmation of receipt documented), or
     (d) on the same business day when sent before 5:00 p.m., recipient’s time, and on the next business day when sent after 5:00 p.m., recipient’s time, by telephone facsimile transmission, provided that the sender receives electronic confirmation that the document has been received by the recipient’s facsimile transmission equipment.
     Notices to Employer shall be addressed as follows:
T-3 Energy Services, Inc.
7135 Ardmore
Houston, Texas 77054
Attention: General Counsel
Phone: 713-996-4136
Fax: 713-996-4123
     Notices to Employee shall be addressed as follows:
     To the current residential address or fax number of Employee, as indicated in the Human Resources Department files kept by Employer or its designee. Either Party shall also be entitled to from time to time provide any other address for notices to be received under this Agreement.
     11.5 Counterparts.
     This Agreement may be executed in several counterparts and all such executed counterparts shall constitute a single agreement, binding on all parties and their successors and permitted assigns, notwithstanding that not all parties may be signatories to the original or to the same counterpart. Each counterpart signature page so executed may be attached to another counterpart of this Agreement and such counterparts, when so attached, shall constitute a single agreement. Delivery of an executed counterpart of a signature page of this Agreement by telephonic facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

     11.6 Construction of Agreement.
     This Agreement shall be construed in accordance with, and governed by, the laws of the State of Texas without regard to any principles of conflicts of law which would require the application of the law of another jurisdiction.
     11.7 Merger; Complete Agreement.
     This Agreement and any other documents executed contemporaneously herewith contain the entire agreement between the parties with respect to the transactions contemplated by this Agreement and supersedes all previous oral and written and all contemporaneous oral negotiations or commitments and other understandings.
     11.8 Non-Transferability of Employee’s Interest.
     None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or otherwise transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any other attempted assignment, transfer, conveyance, or other disposition of any interest in the rights of Employee to receive any form of compensation to be made by Employer pursuant to this Agreement shall be void.
     11.9 Key Man Insurance.
     Employee recognizes and acknowledges that Employer or its affiliates may (but shall not be obligated to) seek and purchase one or more policies providing key man life insurance with respect to Employee, the proceeds of which would be payable to Employer or such affiliate. Employee hereby consents to Employer’s or its affiliate’s seeking and purchasing such insurance and will provide such information, undergo such medical examinations, execute such documents, and otherwise take any and all actions necessary or desirable in order for Employer or its affiliates to seek, purchase and maintain in full force and effect such policy or policies.
     11.10 Legal Fees.
     If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover such reasonable attorneys’ fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.
     11.11 Submission to Jurisdiction.
     Each party irrevocably consents that any legal action or proceeding against it or any of its property with respect to this agreement or any other agreement executed in connection herewith may be brought in any State or Federal court in Harris County, Texas and by the execution and delivery of this Agreement each party accepts with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

     11.12 Arbitration.
     Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this section, may at the election of Employer or Employee be solely and finally settled by arbitration conducted in Houston, Texas, by and in accordance with the existing rules for commercial arbitration of the American Arbitration Association (“AAA”), or any successor organization. Judgment upon any award rendered by the arbitrator may be entered by the State or Federal Court having jurisdiction thereof. Any of the parties may demand arbitration by written notice to the other and to the AAA (“Demand for Arbitration”). Any Demand for Arbitration pursuant to this section shall be made within 180 days from the date that the dispute upon which the demand is based arose. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.
     11.13 Section 409A.
     This Agreement is intended to provide payments that are exempt from or compliant with the provisions of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), and the Agreement shall be interpreted accordingly. Notwithstanding anything herein to the contrary, if on the date of his separation from service Employee is a “specified employee,” as defined in Section 409A, then all or a portion of any severance payments, benefits, or reimbursements under this Agreement that would be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first day of the seventh month following his separation from service date (or, if earlier, Employee’s date of death) and shall be paid as a lump sum (without interest) on such date. For purposes of this Agreement, a termination of Employee’s employment must be a “separation from service” for purposes of Section 409A.
     11.14 Reimbursements.
     Any reimbursement of any costs and expenses by Employer to Employee under this Agreement shall be made by Employer upon or as soon as practicable following the receipt of supporting documentation reasonably satisfactory to Employer, but in no event later than the close of Employee’s taxable year following the taxable year in which the cost or expense is incurred by Employee. Notwithstanding any provision of this Agreement to the contrary, the amount of expenses for which Employee is eligible to receive reimbursement during any calendar year shall not affect the amount of expenses for which Employee is eligible to receive reimbursement during any other calendar year within the Term of Employment.

     The Parties have executed this Agreement effective as of the date first set forth above with the intent to be legally bound by this Agreement.

EMPLOYER			EMPLOYEE

T-3 Energy Services, Inc.			Steven W. Krablin

By:	/s/ Thomas R. Bates, Jr.		/s/ Steven W. Krablin

	Name:	Thomas R. Bates, Jr.	Signature
	Title:	Lead Director

Steven W. Krablin

Print Name

Exhibit A
Form of Waiver and Release Agreement
     T-3 Energy Services, Inc. has offered to pay me certain benefits (the “Benefits”) pursuant to my employment agreement with T-3 Energy Services, Inc., dated as of March ___, 2009 (the “Employment Agreement”), which were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release T-3 Energy Services, Inc. and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to any claim or cause of action to enforce or interpret any provision contained in the Employment Agreement.
     I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release and has given me at least 21 days from the day I received a copy of this Waiver and Release to sign it.
     In exchange for the payment to me of Benefits, I, among other things, (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates, and (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Employment Agreement has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is entered into with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.
     Notwithstanding the foregoing, nothing contained in this Waiver and Release is intended to prohibit or restrict me in any way from (1) bringing a lawsuit against the Company to enforce the Company’s obligations under the Employment Agreement; (2) making any disclosure of information required by law; (3) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (4) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; or (5) filing any claims that are not permitted to be waived or released under applicable law (although my ability to recover damages or other relief is still waived and released to the extent permitted by law).
     Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the Employment Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by [Name], [Title], T-3 Energy Services, Inc., 7135 Ardmore, Houston, Texas 77054, facsimile number: 713-996-4123, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.
     I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Employee’s Printed Name	Company Representative

Employee’s Signature	Company’s Execution Date

Employee’s Signature Date	Employee’s Social Security Number

Exhibit B
Parishes of Louisiana in which Covenant Not to Compete of Section 3.3 Applies:
Acadia Parish
Allen Parish
Ascension Parish
Assumption Parish
Ayoyelles Parish
Bearegard Parish
Bienville Parish
Bossier Parish
Caddo Parish
Calcasieu Parish
Caldwell Parish
Cameron Parish
Catahoula Parish
Claiborne Parish
Concordia Parish
Desoto Parish
East Baton Rouge Parish
East Carroll Parish
East Feliciana Parish
Evangeline Parish
Franklin Parish
Grant Parish
Iberia Parish
Iberville Parish
Jackson Parish
Jefferson Parish
Jeff Davis Parish
Lafayette Parish
Lafourche Parish
Lasalle Parish
Lincoln Parish
Livingston Parish
Madison Parish
Morehouse Parish
Natchitoches Parish
Orleans Parish
Ouachita Parish
Plaquemines Parish
Pointe Coupee Parish
Rapides Parish
Red River Parish
Richland Parish
Sabine Parish
St. Bernard Parish
St. Charles Parish
St. Helen Parish
St. James Parish
St. John the Baptist Parish
St. Landry Parish
St. Martin Parish
St. Mary Parish
St. Tammany Parish
Tangipahoa Parish
Tensas Parish
Terrebonne Parish
Union Parish
Vermilion Parish
Vernon Parish
Washington Parish
Webster Parish
West Baton Rouge Parish
West Carroll Parish
West Feliciana Parish
Winn Parish